UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): March 19 (March 13), 2007

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33061	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Cash Bonus Payments for Fiscal Year 2007. On March 13, 2007, at a meeting of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Wind River Systems, Inc. (the “Company”), the Compensation Committee approved cash bonuses for the executive officers of the Company for its most recent fiscal year ended January 31, 2007 (“FY07”). These bonuses were awarded at 50% of FY07 targets for executive officers.

Name	Title	Award FY07
Kenneth Klein	Chairman of the Board, President and Chief Executive Officer	$250,000
John J. Bruggeman	Vice President, Worldwide Marketing, and Chief Marketing Officer	$70,000
Scot K. Morrison	Senior Vice President, Engineering	$70,000

Worldwide Incentive Compensation Program for Fiscal Year 2008; Criteria for Payout. On March 13, 2007, the Compensation Committee approved the Company’s Worldwide Incentive Compensation Program (“ICP”) for the fiscal year ending January 31, 2008 (“FY08”). Named executive officers will participate in the ICP to the same extent as all other eligible employees. Under the terms of the ICP, employees who are not eligible to participate in a sales compensation or commission plan are eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance. The level of achievement of Wind River’s company-wide performance goals determines the funding level of the bonus pool, as described below. The Compensation Committee has determined that Company performance will be based upon achieving targeted levels of (i) semi-annual net revenue, (ii) semi-annual deferred revenue, and (iii) semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of restricted stock compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and the tax effects of these non-GAAP adjustments). Individual performance will be based on the employee achieving his or her individual performance goals for each semi-annual period. Target awards are set at a percentage of a participant’s annual salary.

For purposes of determining payouts under the ICP, the Company’s performance measures of semi-annual net revenue and semi-annual earning per share, calculated on a non-GAAP basis are weighted in proportion to each other, such that if both net revenue and earnings per share targets are met, the bonus pool will be funded at a minimum of 100% and a maximum of 170%, depending on the extent to which each target is met or exceeded. If one or both of the targets is not met, the payout percentage will be less than 100% and could be 0%, depending on the degree of shortfall in each category. If the deferred revenue balance does not meet our targeted number, net revenue will be reduced by the shortfall for purposes of determining the payout percentage.

The percentage at which the bonus pool is funded under the ICP is determined by formula and management does not retain discretion to adjust the payout percentages. However, management, with respect to eligible employees, and the Compensation Committee, with respect to eligible executive officers, retains discretion to modify the bonuses that would be payable to an individual based on individual performance.

The Compensation Committee has established target bonus percentages for our principal executive officer, our principal financial officer and our named executive officers for FY08 as follows: Kenneth R. Klein, Chairman of the Board, President and Chief Executive Officer (100% of $500,000); Ian Halifax, Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary (50% of base salary of $350,000); John Bruggeman, Vice President Worldwide Marketing and Chief Marketing Officer (50% of base salary of $300,000); and Scot K. Morrison, Senior Vice President, Engineering (50% of base salary of $300,000).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2007	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian R. Halifax
Ian R. Halifax
Chief Financial Officer, Senior Vice President, Finance and Administration, and Secretary